Exhibit 99.2

Monogram Residential Trust, Inc. Reiterates Commitment to Enhancing Value for All Stockholders

Announces Formation of Executive Committee

PLANO, Texas, March 23, 2016 – Monogram Residential Trust, Inc. (NYSE: MORE) (“Monogram” or the “Company”), an owner, operator and developer of luxury apartment communities with a significant presence in select coastal markets across the United States, today reiterated the commitment of its Board of Directors to enhancing value for all stockholders. In line with this commitment, the Board formed an executive committee of the Board (the “Executive Committee”), due to the conflicts of interests of the directors affiliated with Behringer Harvard (“Behringer”), the Company’s former external advisor.

Additional details on the Executive Committee, its formation and recent interactions with Behringer are available in the Company’s Form 8-K filed with the Securities and Exchange Commission earlier today.

About Monogram
Monogram is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. Monogram’s portfolio includes investments in 55 multifamily communities in 10 states comprising 15,211 apartment homes.

Contacts
IR Contact:
Stephen Swett
(469) 250-5638
ir@monogramres.com